ARVANA INC. STOCKHOLDERS APPROVE 3 FOR 1 FORWARD STOCK SPLIT

Salt Lake City, Utah, February 23, 2023, Arvana Inc. (“OTC: AVNI”) today announced its plans to effect a forward split of its common stock on the basis of three (3) new common shares for each one (1) old common share ("Forward-Split"). All shareholders of record as of the close of business on March 31, 2023 (“Record Date”), will be entitled to the additional shares. The Forward-Split is intended to support management’s efforts to make Arvana's capital structure more attractive to a wider range of investors, broaden its stockholder base, and increase trading volumes, though none of these intended results can be assured.

The Forward-Split was approved by stockholders holding a majority of Arvana’s voting power, who acted on the recommendation of its board of directors, by written consent in lieu of a special meeting of stockholders. We are finalizing our disclosure filing with the Securities & Exchange Commission and will prepare a notification of corporate action with FINRA not less than 10 days prior to the Record Date. A certificate of change will also be timely filed with the Nevada Secretary of State. The stockholders also approved the Arvana Inc. 2022 Stock Incentive Plan by written consent.

Arvana's chief executive officer, Ruairidh Campbell commented, "We believe that the Forward-Split demonstrates our commitment to Arvana’s stockholders. Our expectation is that the Forward-Split will make Arvana’s securities more accessible to investors and enhance stockholder liquidity."

Stockholders of Arvana do not need to take any action with respect to the Forward-Split. On or about March 31, 2023, our transfer agent will issue to the stockholders of record those shares of common stock to be received as a result of the Forward-Split. The shares of common stock will be issued and delivered to stockholders, either by physical share certificate, or by electronic registration in book-entry form. Beneficial stockholders who hold their shares in an account with an investment dealer or other intermediary should expect to have their accounts updated to reflect the Forward-Split in accordance with the applicable intermediary's procedures.

Arvana's CUSIP number and trading symbol will remain the same.

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform. We operate a fishing charter business through our wholly owned subsidiary Down2Fish Charters, LLC.

Down2Fish offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and sea bound adventurers. The business is operated from a private dock in Palmetto, Florida to service the Greater Tampa Bay area including St Petersburg, Venice, Sarasota, and Clearwater. Down2Fish generates its revenue from the sale and provision of charter boat services.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Schedule 14c, Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidhcampbell@msn.com